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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 005-41424

                                LUNAR CORPORATION
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             (Exact name of registrant as specified in its charter)


                     726 Heartland Trail, Madison, WI 53717
                                (608) 828-6223
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      NONE
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [X]          Rule 12h-3(b)(1)(ii)       [ ]
Rule 12g-4(a)(1)(ii)       [ ]          Rule 12h-3(b)(2)(i)        [ ]
Rule 12g-4(a)(2)(i)        [ ]          Rule 12h-3(b)(2)(ii)       [ ]
Rule 12g-4(a)(2)(ii)       [ ]          Rule 15d-6                 [ ]
Rule 12h-3(b)(1)(i)        [X]

     Approximate number of U.S. holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Lunar Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                       Lunar Corporation


DATE: August 8, 2000                   By:
                                          -------------------------------------
                                          Name:  John Comerford
                                          Title: Corporate General Counsel and
                                                 Secretary